Exhibit 99.1
News Release
Graham Corporation 20 Florence Avenue Batavia, NY 14020
IMMEDIATE RELEASE
GRAHAM CORPORATION NAMES GERARD MAZURKIEWICZ, C.P.A.,
TO BOARD OF DIRECTORS
BATAVIA, NY, August 15, 2007 — Graham Corporation (AMEX: GHM) today announced that effective immediately its Board of Directors has appointed Gerard Mazurkiewicz, C.P.A., a Tax Partner with Dopkins & Company, LLP, as a Director. Dopkins & Company is a regional accounting firm located in Western New York. The addition of Mr. Mazurkiewicz increases the number of Directors currently serving on Graham’s Board to eight.
Prior to his current role with Dopkins & Company, Mr. Mazurkiewicz spent over 32 years with KPMG, LLP, most recently as the Partner in Charge of the Upstate New York/Albany Tax practice. He has extensive experience in business consulting and succession planning services for a broad variety of public and private companies. Mr. Mazurkiewicz is also a current member of the Board of Directors of Great Lakes Bancorp, Inc. (NYSE: GLK) a bank holding company. He also serves on the Board of Directors for Robert James Sales, Inc., a privately-held manufacturer of stainless steel pipes, valves and fittings.
Mr. Jerald Bidlack, Chairman of the Board of Directors for Graham, commented, “We are pleased to have Gerry join our Board. He brings a wealth of professional experience and knowledge that will strengthen our financial expertise, and we look forward to the many contributions he will make as a Director of Graham Corporation.”
Mr. Mazurkeiwicz received his B.S. in Business Administration from the State University of New York at Buffalo School of Management, where he currently serves as the Chairman of the Advisory Board for the Center for Entrepreneurial Leadership. He is a member of the American Institute of Certified Public Accountants and the Buffalo Chapter of the Society of Certified Public Accountants.
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a designer, manufacturer and global supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers. Over the past
71 years, Graham Corporation has built a reputation for top quality, reliable products and high-standards of customer service. The principal markets for Graham’s equipment, sold either as components or complete system solutions, are the petrochemical, oil refining and electric power generation industries, including cogeneration and geothermal plants. Graham equipment can also be found in diverse applications, such as metal refining, pulp and paper processing, ship-building, water heating, refrigeration, desalination, food processing, drugs, heating, ventilating and air conditioning.
Graham’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. More information regarding Graham can be found at its website:
www.graham-mfg.com
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Graham’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include Graham’s future performance, customer preferences and changes in market conditions in the industries in which Graham operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

For more information contact:
J. Ronald Hansen, Vice President Finance and CFO	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
Email: rhansen@graham-mfg.com	Email: dpawlowski@keiadvisors.com